EXHIBIT 23.03
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 27, 2005 relating to the financial statements of Mi4e Device Management AB, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Öhrlings PricewaterhouseCoopers AB
Stockholm, Sweden
February 14, 2006